EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into as of April 1, 2008 (the Effective Date”) between ODYSSEY RE HOLDINGS CORP. (“Employer”), a holding company, incorporated in the State of Delaware, that owns all of the shares of the entities comprising the group of reinsurance and insurance companies constituted by Odyssey America Reinsurance Corporation and its subsidiaries, and Michael G. Wacek (“Executive”), an individual residing at [address].
     WHEREAS, the Board of Directors of Employer (such Board of Directors, and/or any duly authorized Committee thereof acting on its behalf, being referred to herein as the “Board”) believes it is in the best interests of Employer (i) to ensure that the reasonable employment, compensation and benefits expectations of Executive are satisfied; (ii) to induce and encourage Executive to continue his employment with Employer as a senior executive; and (iii) to reward Executive’s commitment to provide continued service, full attention and dedication to Employer, by providing Executive with the compensation and benefits arrangements described below during the term provided for in this Agreement; and
     WHEREAS, to accomplish these objectives, the Board has authorized and directed Employer to enter into this Agreement with Executive.
     NOW THEREFORE, IT IS AGREED AS FOLLOWS:

ARTICLE I
EMPLOYMENT AND DUTIES; COMPENSATION
Section 1:   Duties.
     During the term of this Agreement, Executive shall be employed by and shall serve Employer in the capacity of Executive Vice President, and shall be employed by and/or shall serve Employer and such subsidiaries of Employer in such capacities as Employer shall from time to time designate and as are consistent with Executive’s position as Executive Vice President of Employer, including, without limitation, his present duties as President of the Company’s principal operating subsidiary, Odyssey America Reinsurance Corporation; as Chief Executive Officer, Americas Division; and as Employer’s Chief Risk Officer (until such time as a replacement is identified). Executive shall devote substantially all of his business time to the business and affairs of Employer and shall use his best efforts, skills, and energy to promote Employer’s interests, provided that it shall not be a violation of the foregoing for Executive to act or serve as a director, trustee or committee member of any civic or charitable organization, as long as such activities are disclosed to Employer, and Employer, in the exercise of its reasonable judgment, agrees that such activities do not present any conflict of interest with Employer.
Section 2:   Term of Employment.
     The term of employment of Executive by Employer shall commence as of April 1, 2008 (the “Commencement Date”) and shall continue until April 1, 2011 (the “Term”),

provided, however, that the Term shall automatically be extended without further action of either party for additional twelve (12)-month periods unless either party gives written notice to the other party at least sixty (60) days prior to the expiration of the then-effective term. At any time prior to the expiration of the Term, Employer and Executive may, by mutual written agreement, extend Executive’s employment under the terms of this Agreement for such additional periods as they may agree.
Section 3:   Salary, Benefits and Additional Compensation.
     As compensation and consideration for the performance by Executive of his duties and responsibilities pursuant to this Agreement, Employer agrees to pay, and/or to cause one or more of its subsidiaries to pay Executive, and Executive agrees to accept the following amounts and benefits (all Dollar amounts referred to herein are in United States Dollars):
     (a)     Base Salary:
     During the Term, Executive shall receive an annual base salary (“Base Salary”) of Six Hundred Thousand Dollars ($600,000), as it may be increased from time to time at the discretion of the Board, pro rated for any calendar year within the Term for which employment does not extend for the entire calendar year. The Base Salary shall be paid to Executive in equal bi-weekly installments.
     (b)     Bonus Pool:
     Executive shall participate in the bonus pool (the “Bonus Pool”) created by the Board with respect to each calendar year, and the Board shall establish performance criteria upon which Executive’s bonus shall be determined. During Executive’s employment under this Agreement, Executive shall be eligible to receive a target bonus of 100% of Base Salary, although it is agreed that actual bonus awards may exceed, match or be less than the target bonus, as Executive’s performance or Employer’s performance warrant. The form of payment and other terms and conditions of such bonus shall be determined by Employer. Notwithstanding the foregoing, to the extent Executive is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the annual bonus may be implemented and administered in a manner intended to insure the treatment of such bonus as “performance-based compensation” within the meaning of Section 162(m) of the Code (including, without limitation, by having the relevant performance goals established by the Board and having the Board certify the achievement of such goals before the annual bonus is paid).
     Bonuses will be paid on or about March 15 of the year following the related calendar year (and in no event later than April 15 of the year following the related calendar year).
     (c)     Restricted Stock Grants:
     (i)   Executive shall receive, as of the date hereof, an award consisting of that number of restricted shares of OdysseyRe’s common stock, par value $.01 per share (“Restricted Shares”), which, when multiplied by the simple average of the closing prices of OdysseyRe’s common stock on the New York Stock Exchange on the twenty (20) business days next preceding the date of execution hereof, yields the aggregate sum of One Million Dollars ($1,000,000), subject to subparagraph (ii) below, the foregoing grant (the “Incentive Stock Bonus”) shall be subject to the terms of the Odyssey Re Holdings Corp. Restricted Share Plan (the “Restricted Share Plan”). Executive shall become vested in the shares granted pursuant to the foregoing sentence, and all restrictions shall lapse, on April 1, 2009 with respect to twenty percent (20%) of the Restricted Shares and on each anniversary thereafter with respect to an additional twenty percent (20%) of the Restricted Shares such that on April 1, 2013 all restrictions on the Restricted Shares constituting the Incentive Stock Bonus shall lapse.
     (ii)   A copy of the award document relating to the Incentive Stock Bonus (an “Award Document”) is attached hereto as Exhibit A. The Award Document provide that (a) upon Executive’s Termination of Employment as a result of death, disability, reaching retirement age; Change in Control (as defined in Article II, Section 6 below); termination by Executive as a result of a Constructive Termination (as defined in Article II, Section 4 below); or termination by Employer for reasons other than For Cause (as defined in Article II, Section 3 below) the restricted period applicable to any Restricted Shares granted to Executive thereunder (an “Award”) shall terminate and Executive shall become fully vested in such Award; and (b) if the stock of Employer at any time during the restricted period ceases to be publicly traded, then Executive shall have the option to receive a cash payment, payable by Employer within ten (10) days following written notice from Executive no later than thirty (30) days following the delisting of Employer stock from the exchange, equal to the number of shares of Restricted Stock of Employer granted under the Award Document and held by Executive as of the delisting of the stock times the greater of (i) the share price of Employer stock as of the close of business forty-five (45) trading days prior to its delisting and (ii) the average share price of Employer stock (based on end of business day values) over the forty-five (45) trading day period prior to delisting. To the extent the cash payment exceeds the fair market value of the stock at the time of payment and Executive is a “specified employee” as defined in Section 409A of the Code, the excess amount shall be paid the earlier of (A) 6 months following termination of employment, or (B) death. The foregoing subparagraph (b) shall not apply if the stock of Employer ceases to be publicly traded as a result of Employer having made a general assignment for the benefit of creditors, been adjudicated as bankrupt or insolvent, or having filed a voluntary petition in bankruptcy, a petition or answer seeking an arrangement with creditors or to take advantage of any insolvency law or having filed an answer admitting the material allegations of a petition filed against Employer in bankruptcy.
     (iii)   Employer will take whatever action necessary, including, without limitation, amendment of the Restricted Share Plan, to ensure that the issuance of Restricted Shares to Executive pursuant to the Award Document does not exceed the maximum number of shares available for such purpose.
     (d)     Additional Benefits:   During the term of this Agreement, Executive shall be entitled to the following fringe benefits:
     (i)   Executive Benefits: Executive shall be eligible to participate in such benefits and perquisites as are now generally available or later made generally available to executive officers of Employer.
     (ii)   Vacation: Executive shall be entitled to vacation time consistent with his position as Executive Vice President and his duties hereunder.
     (iii)   Life Insurance: Executive shall be eligible to participate in any life insurance program available to executive officers of Employer on terms at least as favorable as those generally made available to such executive officers.

     (iv)   Disability Insurance: Executive shall be eligible to participate in any disability insurance program available to executive officers of Employer on terms at least as favorable as those generally made available to such executive officers.
     (v)   Reimbursement for Expenses: Employer shall reimburse Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Executive in connection with the performance of his duties under this Agreement.
     (vi)   Retirement Plans and Related Arrangements: Executive shall continue to participate in all retirement plans and related arrangements made available by Employer to its executives.
     (vii)   Reimbursement of Attorney’s Fees: Employer shall pay all reasonable attorney’s fees and disbursements incurred by Executive in negotiating this Agreement; payment shall be made either to Executive upon submission of paid invoices for such legal work or directly to the attorney chosen by Executive.
Section 4:   Reimbursement of Certain Taxes, Penalties and Interest.
     To the best of Employer’s knowledge, Employer hereby represents to Executive that, as of the date hereof, Executive’s execution of this Agreement shall not result in the attribution of any current taxable income to him. Notwithstanding anything in this Agreement to the contrary, in the event that the execution of this Agreement or the payment of any bonus hereunder is subject to tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “409A Tax”), Employer will reimburse Executive for such 409A Tax (together with any interest and penalties and the amount of any federal income tax attributable to your receipt of such reimbursement from the

Employer). Such reimbursement payment will be made at the time the 409A Tax is due and payable. In addition, Employer agrees to advance to Executive an amount equal to any base taxes that he would be obligated to pay in any year during which he does not receive a bonus payment or bonus payments if 409A liability is alleged and payment is actually made. Any and all such advances shall be treated by the Company as a credit against bonus payments to be made to Executive under this Agreement. If Executive is terminated without Cause or terminates his employment in the event of Constructive Termination and such advance is not offset against a bonus payment, Employer shall forgive all amounts owed to it by Executive in respect of such advance. In the event Executive is terminated with Cause or terminates his employment for any reason other than Constructive Termination and such advance is not offset against a bonus payment, Executive hereby agrees to pay Company an amount equal to amounts outstanding in respect of such advance together with interest at an annual rate of six percent (6%) payable in two (2) equal annual payments over the two (2) year period immediately following Executive’s termination with Cause or termination for any reason other than Constructive Termination.
ARTICLE II
TERMINATION OF EMPLOYMENT
     Subject to Section 7 of this Article II, Employer shall provide Executive with the following payments and benefits upon termination of employment:

Section 1:   Termination Due to Death.
     The employment of Executive under this Agreement shall terminate upon Executive’s death. In the event of Executive’s death during Executive’s employment hereunder, the estate or other legal representative of Executive shall be entitled to receive the following:
     (a)     Base Salary:   Employer shall pay to Executive’s estate or other legal representative of Executive, Executive’s Base Salary for the period ending one year following the month in which Executive dies. Such an amount and all other amounts payable under this Section 1 of Article II shall be paid by Employer in a lump sum within thirty (30) days of the date of death, provided, however, that the amounts due with respect to the Bonus Pool shall be paid when such amounts would ordinarily be paid.
     (b)     Payment from Bonus Pool:   Employer shall pay to the estate or other legal representative of Executive, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which the death of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which the death of Executive occurs.
     (c)     Restricted Stock:   Upon the death of Executive, the restricted period with respect to all Restricted Stock previously awarded to Executive including, without limitation, Restricted Stock awarded pursuant to this Agreement, shall terminate and Executive’s estate or other legal representative shall become fully vested in all Restricted Stock previously awarded to Executive. In addition, upon the death of Executive, all other equity awards shall vest (and, with respect to stock options and stock appreciation rights, if any, shall become fully exercisable).

Section 2:   Termination by Reason of Disability.
     If, during the term of this Agreement, Executive, in the reasonable judgment of the Board, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than (i) six (6) consecutive months or (ii) one hundred eighty three (183) days in any consecutive three hundred sixty-five (365) day period, Employer shall have the right to commence process to terminate Executive’s employment under this Agreement on account of disability. Employer shall send written notice to Executive of (x) its intention to commence such process, (y) a medical doctor chosen by Employer to make the determination referred to in the next sentence, and (z) Executive’s right within ten (10) days of receipt of the notice to choose a second medical doctor to make such determination. Termination for disability shall be based on a reasonable determination that Executive is either unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; or by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider’s employer. Executive shall fully cooperate in this process, including by making himself available for and consenting to all examinations and tests reasonably required by any doctor making the aforesaid determination. The aforesaid determination shall be made by the medical doctor chosen by Executive, if he exercises his foregoing right to choose a doctor, and the medical doctor chosen by Employer. If the determination is being made by two medical doctors and they cannot agree within fifteen (15) days of their both being chosen, they shall as soon as reasonably possible select a third medical doctor to make the determination, who shall make the determination within fifteen (15) days of being chosen. The determination made by the foregoing process shall be conclusive. In the event Executive’s employment is terminated on account of disability, Executive’s rights to compensation and benefits shall be as follows:
     (a)     Base Salary:   Executive shall be paid his pro rated Base Salary, as determined in accordance with the terms of Section 3(a) of Article I for a period of no less than one year, less any benefits paid to him under disability insurance policies maintained by Employer, following his termination on account of disability.
     (b)     Payment from Bonus Pool:   Employer shall pay to Executive, when the same would ordinarily be paid, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which termination due to disability of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which termination due to the disability of Executive occurs.
     (c)     Restricted Stock:   The restricted period with respect to all Restricted Stock previously awarded to Executive shall terminate and Executive shall become fully vested in all Restricted Stock previously awarded to Executive, including, without limitation, Restricted Stock awarded pursuant to this Agreement. In addition, all other equity awards shall vest (and, with respect to stock options and stock appreciation rights, if any, shall become fully exercisable).

Section 3:   Termination for Cause.
     “Termination for Cause” shall mean termination by Employer of Executive’s employment by Employer by reason of:
     (i)   a willful failure by Executive in bad faith to substantially perform his duties with Employer resulting in material harm to Employer; or
     (ii)   Executive’s conviction of a felony involving moral turpitude. Executive must be given written notice that Employer intends to terminate his employment for Cause. Such written notice shall specify the particular act or failure to act constituting the basis of the intention to so terminate employment.
     In the case of a Termination for Cause under clause (i) above, Executive shall be given the opportunity, within twenty (20) days of the receipt of such notice, to meet with the Board to refute or explain such act or failure to act. If such act or failure to act is reasonably determined by the Board to be in violation of clause (i) of this Section, Executive shall be given ten (10) days after such meeting to correct such act or failure to act, and upon failure of Executive within such ten (10) day period to correct such act or failure to act to the reasonable satisfaction of the Board, Executive’s employment by Employer shall be terminated. In the case of Termination for Cause under Clause (ii) above, Executive’s employment shall be terminated as of the date such notice is given.
     In the event the Board shall terminate Executive’s employment for Cause, Executive shall be entitled only to the following:
     (a)     Base Salary:   Within thirty (30) days of the date of Executive’s Termination for Cause, Executive shall be paid his pro rated Base Salary, as determined in accordance with the terms of Section 3(a) of Article I.

     (b)     Payment from Bonus Pool:   Executive shall forfeit all rights to payments from the Bonus Pool.
Section 4:   Termination without Cause; Constructive Termination.
     Notwithstanding anything in this Agreement to the contrary, Executive’s employment hereunder may be terminated by Employer without Cause, and Executive may terminate his employment hereunder in the case of Constructive Termination, as defined in this Section 4, provided, however, that in the event that Executive’s employment is terminated in accordance with the terms of this Section 4, Executive shall be entitled to receive:
     (a)     Base Salary:   Within thirty (30) days of Executive’s termination of employment, Employer shall pay to Executive a lump sum payment equal to Executive’s Base Salary, as determined in accordance with the terms of Section 3(a) of Article I, for the month in which termination occurs, and for the period incepting the first day of the month immediately following the month in which termination occurs to the end of the Term, or any extension thereto, inclusive (but in no event for less than one (1) year).
     (b)     Payment from Bonus Pool:   Employer shall pay to Executive, within thirty (30) days following termination of employment, (i) if performance has been met under the Bonus Pool, all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which termination of employment of Executive occurs and (ii) if performance has been met under the Bonus Pool, the pro-rated bonus determined under the Bonus Pool with respect to the year in which termination of employment of Executive occurs.

     (c)     Restricted Stock:
     (i)   The restricted period applicable to all Restricted Stock previously awarded to Executive shall terminate and Executive shall become fully vested in all Restricted Stock previously awarded to Executive, including, without limitation, Restricted Stock awarded pursuant to this Agreement. Executive shall, upon such termination, have the option to take cash in lieu of Restricted Stock with respect to all, or any portion, of the shares of Restricted Stock that vest as a result of this subparagraph, based on a share price for such Restricted Stock that is the greater of (a) the share price of Employer’s stock as of the close of business on the business day next preceding the date of termination of employment and (b) the share price of Employer’s stock ten (10) business days prior to the date determined under paragraph (a) above (or the closing price of the next preceding business day, if such date does not fall on a business day). To the extent the cash payment exceeds the fair market value of the stock at the time of payment and Executive is a “specified employee” as defined in Section 409A of the Code; the excess amount shall be paid the earlier of (A) 6 months following termination of employment or (B) death. In addition, all other equity awards shall vest (and, with respect to stock options and stock appreciation rights, if any, shall become fully exercisable).
     (ii)   Executive shall give Employer written notice within ten (10) business days following termination of employment under this Section 4, specifying the number of shares of Restricted Stock with respect to which Executive has elected to take cash in lieu of shares of Restricted Stock. Employer shall, within thirty (30) days of receipt of such notice, deliver to Executive a check in payment of the value of the shares of Restricted Stock as determined in accordance with the immediately preceding subsection, and share certificates evidencing the remaining shares of Restricted Stock that have vested as a result of termination of employment under this Section 4 and with respect to which Executive has not exercised his election to take cash in lieu of shares.
     (d)     Health Coverage:   Executive’s medical and dental coverage shall cease upon the termination of Executive’s employment. In the event of such termination in accordance with the terms of this Section 4, Employer shall provide Executive with notice and enrollment materials confirming Executive’s right to continue medical and dental insurance coverage to the extent permitted under COBRA; provided, however, that Executive shall only be required to pay the premiums charged to similarly-situated active employees during the entire COBRA continuation period, and Employer shall pay the remaining cost of coverage.
     For purposes of this Agreement, “Constructive Termination” shall mean the termination of employment by Executive following written notice to Employer for any of the following reasons:
     (i)   without Executive’s express written consent, the loss of Executive’s position described in Article I, Section 1 or a material alteration in Executive’s position or responsibility as so described;
     (ii)   without Executive’s express written consent, a breach by Employer of any of its material obligations set forth in this Agreement;
     (iii)   any failure by a successor to Employer to assume Employer’s obligations under this Agreement, either expressly or by operation of law, or, if Employer sells all or substantially all of its assets, or as a result of a sale by Employer’s majority stockholder, Fairfax Financial Holdings Limited (“Fairfax”) of all of Employer or a controlling interest in Employer and in either case, as a result thereof, any failure by the purchaser to assume Employer’s obligations under this Agreement; or
     (iv)   without Executive’s express written consent, relocation of Executive’s work situs to a location that is not within a radius of thirty (30) miles by major thoroughfare from the Executive’s work situs in Stamford, Connecticut at the inception of this Agreement.
     Executive must give written notice to Employer within ninety (90) days following the initial existence of one or more of the reasons listed above if Executive intends to terminate Executive’s employment because of the occurrence of one of the circumstances constituting Constructive Termination under this Section 4. Such written notice shall specify the particular act or failure to act constituting the basis of Executive’s claim that Constructive Termination has occurred. Employer shall be given the opportunity, within thirty (30) days of the receipt of such notice, to fully cure any such act or failure to act.
     Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Employer, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason, or (B) death. If any payment is delayed pursuant to the above sentence, the first payment after such delay expires shall include all amounts not previously paid as a result of such delay. The determination of whether Section 409A of the Code requires any such delay shall be made by Employer, after consultation with Executive’s tax counsel. The provisions of this paragraph shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Employer shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
Section 5:   Termination by Executive Other than in the Event of Constructive Termination.
     Executive may terminate his employment hereunder upon sixty (60) days written notice to Employer. In the event Executive terminates his employment under this Section 5, Executive shall be entitled only to payment of his Base Salary through his termination date and reimbursement of all business expenses incurred by Executive in accordance with Employer’s expense policies through his termination date; provided, however, that the terms of this Section 5 shall not apply to any termination that is subject to the terms of either Article II, Section 7 or Constructive Termination under Article II, Section 4.
Section 6:   Non-Extension of Employment.
     Employer shall provide Executive written notice (“Notice”) of its intention not to extend Executive’s employment under the terms of this Agreement (“Non-Extension of Employment”) at least ninety (90) days prior to the end of the Term, and in such event, Executive’s employment with Employer shall terminate upon the completion of the final day of the Term. In the event of Non-Extension of Employment in accordance with the terms of this Section 6, Executive shall be entitled to receive:
     (a)     Base Salary; Health Coverage:   Employer shall continue to pay Executive the Base Salary (at the rate in effect at the end of the Term) for twelve (12) months following Executive’s termination of employment at such intervals as the same would have been paid to Executive had Executive remained in the active service of Employer. Executive’s medical and dental coverage shall cease upon the termination of Executive’s employment. In the event of such termination in accordance with the terms of this Section 6, Employer shall provide Executive with notice and enrollment materials confirming Executive’s right to continue medical and dental insurance coverage to the extent permitted under COBRA; provided, however, that Executive shall only be required to pay the premiums charged to similarly-situated active employees during the entire COBRA continuation period, and Employer shall pay the remainder of the cost of coverage.
     (b)     Payment from Bonus Pool:   Employer shall pay to Executive, thirty (30) days following the end of the Term, (i) ) if performance has been met under the Bonus Pool, all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which Non-Extension of Employment occurs and (ii) ) if performance has been met under the Bonus Pool, the pro-rated bonus determined under the Bonus Pool with respect to the year in which Non-Extension of Employment occurs.
     (c)     Restricted Stock:
     (i)   The restricted period applicable to all Restricted Stock previously awarded to Executive shall terminate and Executive shall become fully vested in all Restricted

Stock previously awarded to Executive, including, without limitation, Restricted Stock awarded pursuant to this Agreement. Executive shall, upon such termination, have the option to take cash in lieu of Restricted Stock with respect to all, or any portion, of the shares of Restricted Stock that vest as a result of this subparagraph, based on a share price for such stock which is the greater of (a) the share price of Employer’s stock as of the close of business on the business day next preceding the date of termination of employment and (b) the share price ten (10) business days prior to the date determined under clause (a) above (or the closing price of the next preceding business day, if such date does not fall on a business day). To the extent the cash payment exceeds the fair market value of the stock at the time of payment and Executive is a “specified employee” as defined in Section 409A of the Code; the excess amount shall be paid the earlier of (A) 6 months following termination of employment, or (B) death. In addition, all other equity awards shall vest (and, with respect to stock options and stock appreciation rights, if any, shall become fully exercisable).
     (ii)   Executive shall give Employer written notice within ten (10) business days following termination of employment under this Section 6, specifying the number of shares of Restricted Stock with respect to which Executive has elected to take cash in lieu of shares of Restricted Stock. Employer shall, within thirty (30) days of receipt of such notice, deliver to Executive a check in payment of the value of the shares of Restricted Stock as determined in accordance with the immediately preceding subsection, and share certificates evidencing the remaining shares of Restricted Stock that have vested as a result of termination of employment under this Section 6 and with respect to which Executive has not exercised his election to take cash in lieu of shares.

     Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with Employer, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after Employee’s “separation from service” for any reason or (B) death. If any payment is delayed pursuant to the above sentence, the first payment after such delay expires shall include all amounts not previously paid as a result of such delay. The determination of whether Section 409A of the Code requires any such delay shall be made by Employer, after consultation with Executive’s tax counsel. The provisions of this paragraph shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
     For the avoidance of doubt, this Section 6 shall not apply to the extent Section 4, above, is applicable.
Section 7:   Termination Upon a Change of Control.
     “Termination/Terminated Upon a Change in Control” shall mean the termination of Executive’s employment by Employer or the successor company (otherwise than for

Cause as provided in Section 3 of this Article II) or by Executive, in either case within one year following a Change in Control. In the event that Executive’s employment is Terminated Upon a Change in Control, Executive’s rights to compensation, Restricted Stock and benefits shall be identical to those to which he would be entitled had he been terminated by Employer other than for Cause pursuant to Section 4, provided, however, that the minimum severance benefit described in Section 4(a)(i) (relating to Base Salary) shall be no less than two (2) years.
     “Change in Control” shall mean (i) the time that Employer or its ultimate parent, Fairfax, first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have, at a time when no other person or group directly or indirectly beneficially owns securities carrying more than forty-five percent (45%) of the votes attached to all outstanding securities of Employer or Fairfax, acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of outstanding securities of Employer or Fairfax carrying more than twenty percent (20%) of the votes attached to all outstanding securities of Employer or Fairfax, unless a majority of the “Continuing Directors” approves the acquisition not later than ten (10) business days after Employer or Fairfax makes that determination, or (ii) the first day on which a majority of the members of Employer’s or Fairfax’s Board of Directors are not “Continuing Directors”, or (iii) the time that the Controlling Shareholder of either Employer or Fairfax no longer is the controlling shareholder, or (iv) the arm’s length sale of a majority interest in Employer by Fairfax, or (v) a sale of substantially all of the assets of Employer or Fairfax. For purposes of (iii) in the preceding sentence, the “Controlling

Shareholder” of Fairfax is one or more of V. Prem Watsa, his family, corporations controlled by, or trusts whose beneficiaries are, V. Prem Watsa or his family, the estate of V. Prem Watsa (including the executors and administrators), and any persons to whom shares are distributed or sold upon the death or by the estate of V. Preen Watsa or his family.
     “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Employer or Fairfax who (i) was a member of that Board of Directors on the date of this Agreement, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors by the Controlling Shareholder or with the affirmative vote of all, or one less than all, of the Continuing Directors who were members of the Board at the time of such nomination or election.
     Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with Employer, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after Executive’s “separation from service” for any reason or (B) death. If any payment is delayed pursuant to the above sentence, the first payment after such delay expires shall include all amounts not previously paid as a result of such delay. The determination of whether Section 409A of the Code requires any such delay shall be made by Employer, after consultation with Executive’s tax counsel. The provisions of this paragraph shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
Section 8:   Release
     In consideration of the payments and benefits to be provided to Executive under Sections 2, 4, 6, and 7 of Article II of this Agreement, Executive shall execute and deliver Employer’s standard waiver and release.
ARTICLE III
MISCELLANEOUS PROVISIONS
Section 1:   Payment Obligations.
     The obligation of Employer to pay Executive the compensation and to make the arrangements provided herein shall be unconditional, and except as provided herein, Executive shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control (otherwise than in connection with a Termination for Cause that is ultimately upheld in litigation) shall be brought to enforce or interpret any provision contained herein, Employer, to the extent permitted by applicable law, hereby indemnifies Executive for Executive’s reasonable attorney’s fees and disbursements incurred in such litigation.

Section 2:   Confidentiality.
     Executive agrees that all confidential and proprietary information relating to the business of Employer shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Employer or as such information is within the public domain or comes within the public domain without any breach of this Agreement.
Section 3:   Arbitration.
     Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in Stamford, Connecticut under the employment arbitration rules of the American Arbitration Association before a single arbitrator, who shall be selected jointly by Employer and Executive, or, if Employer and Executive cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The party that prevails in any arbitration hereunder shall be reimbursed by the other party hereto for any reasonable legal fees and out of pocket expenses directly attributable to such arbitration, and such other party shall bear all expenses of the arbitrator.

Section 4:   Withholdings.
     Unless otherwise provided herein, all compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
Section 5:   Parachute Payments.
     (a)     Subject to Article III, Section 5(b) below, notwithstanding anything in this Agreement to the contrary, the amount of any payment or benefit to be received by Executive pursuant to this Agreement or otherwise which would be subject to the excise tax imposed by Section 4999 of the Code shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any such payment or benefit received or to be received by Executive (such foregoing payments or benefits referred to collectively as the “Total Payments”), from being subject to such excise tax, but only if and to the extent such reduction will also result in, after taking into account all applicable state and Federal taxes (computed at the highest applicable marginal rate), including any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to Executive than the after-tax benefit to Executive of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (a) no portion of the Total Payments shall be taken into account which in the opinion of the public accounting firm (“Accounting Firm”) selected by Employer does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (b) any reduction in payments or benefits pursuant to this Agreement shall be computed by taking into account, in accordance with Section 280G(b)(4) of the Code, that portion of the Total Payments which is reasonable compensation, within the meaning of Section 280G(b)(4) of the

Code, in the opinion of Accounting Firm; (c) the value of any non-cash benefits or of any deferred or accelerated payments or benefits included in the Total Payments shall be determined by Accounting Firm; and (d) in the event of any uncertainty as to whether a reduction in Total Payments to Executive is required pursuant hereto, Employer shall initially make all payments otherwise required to be paid to Executive hereunder, and any amounts so paid which are ultimately determined not to have been payable hereunder (other than as a loan to Executive), either (x) upon mutual agreement of Executive and Employer, or (y) upon Accounting Firm furnishing Executive with its written opinion setting forth the amount of such payments not to have been so payable (other than as a loan to Executive under this Section 5(a)), or (z) in the event a portion of the Total Payments shall be determined by a court or an Internal Revenue Service proceeding to have otherwise been an “excess parachute payment,” to the extent permitted by law, the amount so determined in (x), (y) or (z) shall constitute a loan by Employer to Executive under this Section 5(a), and Executive shall repay to Employer, within ten (10) business days after the time of such mutual agreement, such opinion of Accounting Firm is so furnished to Executive, or of such determination, as applicable, the amount of such loan plus interest thereon at the rate provided in Section 1274(b)(2)(B) of the Code for the period from the date of the initial payments to Executive to the date of such repayment by Executive. All fees and expenses of any Accounting Firm selected under this Section 5(a) shall be borne solely by Employer.
     (b)     Notwithstanding Article III, Section 5(a) above, and notwithstanding anything else in this Agreement to the contrary, in the event the Total Payments exceed 110% of 2.99 multiplied by Executive’s “base amount” (as defined in Section

280G(b)(3)(A) of the Code), then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, Employer shall pay to Executive at the time any such payments are made under or pursuant to this Agreement or any other agreements, an amount equal to the amount of any excise tax imposed or to be imposed on Executive pursuant to Section 4999 of the Code (the amount of any such payment, the “Parachute Tax Reimbursement”). In addition, Employer shall “gross up” such Parachute Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Parachute Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes, Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement. The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by a public accounting firm, selected by Executive, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Executive. All fees and expenses of any accounting firm selected under this Section 5(b) shall be borne solely by Employer.
     (c)     If a Taxing Authority makes a claim against Executive which, if successful, would require Employer to make a payment under this Section 5, Executive agrees to contest the claim on request of Employer, subject to the following conditions:

     (i)   Executive shall notify Employer of any such claim within ten days of becoming aware thereof. In the event that Employer desires the claim to be contested, Employer shall promptly (but in no event more than 30 days after the notice from Executive, or such shorter time as the Taxing Authority may specify for responding to such claim) request Executive to contest the claim. Executive shall not make any payment of any tax which is the subject of the claim before Executive has given the notice or during the 30 day period thereafter unless Executive has received written instructions from Employer to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 4 determined as if such advance were an Excise Tax subject to the Parachute Tax Reimbursement and related gross-up under Section 5(b), in which event, Executive will act promptly in accordance with such instructions; and
     (ii)   If Employer so requests, Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by Employer; provided, however, that any request by Employer for Executive to pay the tax shall be accompanied by an advance from Employer to Executive of funds sufficient to make the requested payment plus any amounts under this Section 4 determined as if such advance were an Excise Tax subject to the Parachute Tax Reimbursement and related gross-up under Section 5(b). If directed by Employer in writing, Executive will take all action necessary to compromise or settle the claim, but in no event will Executive compromise or settle the claim or cease to contest the claim without the written consent of Employer; provided, however, that Executive may take any such action if Executive waives in writing Executive’s right to a payment under this Section 5 for any amounts payable in connection with such claim. Executive agrees to cooperate in good faith with Employer in contesting the claim and to comply with any reasonable request from Employer concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of Employer, Executive shall take appropriate appeals of any judgment or decision that would require Employer to make a payment under this Section 5. Provided that Executive is in reasonable compliance with the provisions of this subparagraph, Employer shall be liable for and indemnify Executive against any loss in connection with, and all costs and expenses, including attorneys’ and accountants’ fees, which may be incurred as a result of, contesting the claim, and shall provide to Executive within 30 days after each written request therefore by Executive, cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by Executive as a result of contesting the claim.
Section 6:   Indemnification.
     In addition to any rights to indemnification to which Executive is entitled under Employer’s Articles of Incorporation and Bylaws, Employer shall indemnify Executive at all times during and after the term of this Agreement to the maximum extent permitted under the Delaware General Corporation Law and any successor provision thereof and any other applicable corporate law, and shall pay Executive’s expenses in defending any civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding and any appeal thereof, to the maximum extent permitted under such applicable laws. Employer shall use reasonable efforts to maintain at all times

Directors and Officers Coverage comparable to its existing Directors and Officers Coverage, if the same can be obtained at a reasonable cost in comparison to the cost of the then existing coverage, to cover all or a portion of the foregoing liability.
Section 7:   Notices.
     Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery, addressed to Employer at:
Odyssey Re Holdings Corp. Attn: General Counsel 300 First Stamford Place Stamford, Connecticut 06902
and addressed to Executive at:
Mr. Michael G. Wacek [address]
or at any other address as either party may, from time to time, designate by notice given in compliance with this Section.
Section 8:   Governing Law.
     This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Connecticut, without giving effect to the conflicts of laws principles thereof.
Section 9:   Titles and Captions.
     All section’s titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section 10:   Entire Agreement.
     This Agreement contains the entire understanding between the parties, and supersedes any prior understandings and agreements between Executive and Employer and/or any affiliate of Employer respecting the subject matter of this Agreement, including, without limitation, any representations contained within public notices, press releases or regulatory filings previously issued or made by Employer or Fairfax. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Executive and by a representative of Employer.
Section 11:   Agreement Binding.
     The Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.
Section 12:   Computation of Time.
     In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, and if the period ends on a Saturday, Sunday or legal holiday, the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

Section 13:   Pronouns and Plurals.
     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
Section 14:   Presumption.
     This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.
Section 15:   Further Action.
     The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16:   Parties in Interest.
     Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.
Section 17:   Savings Clause.
     If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
Section 18:   Failure to Enforce and Waiver.
     The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment or any right or power under this Agreement at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
Section 19:   Counterparts; Facsimile Signatures.
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile signatures.
Section 20:   Headings.
     The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
Date:  September 15, 2008

ODYSSEY RE HOLDINGS CORP.
By:	/s/ Andrew A. Barnard
Chief Executive Officer

/s/ Michael G. Wacek
MICHAEL G. WACEK

AWARD DOCUMENT PURSUANT TO THE
ODYSSEY RE HOLDINGS CORP. RESTRICTED SHARE PLAN
Exhibit A
PERSONAL & CONFIDENTIAL
Mr. Michael Wacek
[address]
Dear Mike:
     We are pleased to advise you that Odyssey Re Holdings Corp., a Delaware corporation (the “Company”), has elected to grant you, effective September 15, 2008 (the “Date of Grant”), an award of 26,220 shares of restricted Common Stock, par value $.01 per share, of Odyssey Re Holdings Corp. (referred to as the “Award” or the “Restricted Shares”). The Restricted Shares remain subject to forfeiture, transfer and certain other restrictions in accordance with the terms and provisions of the Odyssey Re Holdings Corp. Restricted Share Plan (the “Plan”) and this Award Document. In the event of any conflict or inconsistency between the terms of this Award Document and the terms of the Plan, the latter shall govern. A copy of the Plan is attached hereto.
     This Award Document and the Plan are referred to collectively as the “Grant Documents”. Capitalized terms not explicitly defined in this Award Document but defined in the Plan shall have the same definitions as in the Plan.
     1.     Power and Authority of the Committee.   All determinations and interpretations, as provided in Section 3(a) of the Plan, made by the Committee in carrying out and administering the Plan and construing and interpreting the Plan shall be final, binding and conclusive on all parties. Furthermore, every action, including an exercise of discretion by the Committee, is wholly without precedent value for any purpose.
     2.     Restricted Period.   Subject to the terms and provisions contained herein and in the Plan, you shall become vested in the Award and all restrictions shall lapse, on April 1, 2009 with respect to 5,244 Restricted Shares, on April 1, 2010 with respect to 5,244 Restricted Shares, on April 1, 2011 with respect to 5,244 Restricted Shares, on April 10, 2012 with respect to 5,244 Restricted Shares, and on April 1, 2013 with respect to the remaining 5,244 Restricted Shares. Such period of time the Restricted Shares are subject to restrictions is referred to as the “Restricted Period”. Subject to Section 7(e) of

the Plan, vesting is contingent upon your continuous employment with the Company or one of its subsidiaries or affiliates from the Date of Grant until the respective vesting dates. In addition, Restricted Shares may be subject to forfeiture upon a Termination of Employment. Please carefully review the definition of “Termination of Employment” and Section 7 of the Plan.
     3.     Escrow Agreement and Stock Powers.   You must, as provided in Section 7(a)(ii) of the Plan, sign the attached escrow agreement and appropriate stock powers, in accordance with the instructions thereon, and return them to the Company to the attention of the General Counsel of the Company; otherwise the Award shall be null and void.
     4.     Shareholder Rights.   Subject to restrictions set forth in the Plan, you shall generally have the rights and privileges of a stockholder as to the Restricted Shares, including the right to vote the Restricted Shares and to receive dividends in accordance with Section 7(a)(ii) of the Plan.
     5.     Delivery of Restricted Shares.   Pursuant to Section 7(f) of the Plan, upon the expiration of the Restricted Period applicable to any Restricted Shares and all other restrictions set forth in the Plan and this Award Document, the Company shall deliver to you, without charge, a share certificate evidencing the Restricted Shares (to the nearest full share) which have not been forfeited and any cash dividends or share dividends credited to your account with respect to such Restricted Share and the interest thereon, if any.
     6.     Non-Transferability of Award.   Pursuant to Section 8(a) of the Plan, no Award or amount payable under, or interest in, the Plan shall be transferable by you except by will or the laws of descent and distribution or may otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge. The Committee may, in its sole discretion, however, permit the transfer of an Award for no consideration to a family member or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of your family members.
     7.     Termination of Employment.   Upon your Termination of Employment as a result of death, disability, reaching retirement age, Change in Control (as defined in Article II, Section 7 of your Employment Agreement), termination by the Company for reasons other than For Cause (as defined in Article II, Section 3 of your Employment Agreement) or Constructive Termination (as defined in Article II, Section 4 of your Employment Agreement), the Restricted Period applicable to any Restricted Shares granted to you shall terminate and you shall become fully vested in the Award.
     8.     Cessation of Public Trading.   If the stock of the Company at any time during the Restricted Period ceases to be publicly traded (other than as the result of the Company having made a general assignment for the benefit of creditors, been adjudicated as bankrupt or insolvent, or having filed a voluntary petition in bankruptcy, a petition or answer seeking an arrangement with creditors or to take advantage of any insolvency law or having filed an answer admitting the material allegations of a petition filed against the Company in bankruptcy), then you shall have the option to receive a cash payment, payable by OdysseyRe within ten (10) days following written notice from you no later than thirty (30) days following the delisting of OdysseyRe’s stock from the exchange, equal to the number of Restricted Shares held by you as of the delisting of the stock times the greater of (a) the share price of Odyssey Re’s stock as of the close of business forty-five (45) trading days prior to its delisting and (b) the average share price of Odyssey Re’s stock (based on end of business day values) over the forty-five (45) trading day period prior to delisting.
     9.     No Right to Continued Employment.   Pursuant to Section 8(b) of the Plan, nothing in the Grant Documents shall interfere in any way with the right of the Company or one of its subsidiaries or affiliates to terminate your employment or directorship at any time, with or without cause, consistent with the provisions of your Employment Agreement.
     10.     Wage and Tax Withholding.   Pursuant to Section 8(d) of the Plan, the Company and its subsidiaries or affiliates is authorized to withhold from any Award or any compensation or other payment to you amounts of withholding and other taxes with respect to the payment of any foreign, federal, state or local taxes of any kind required by law to be withheld in connection with any Award, and to take such other action as the Committee may deem necessary or advisable to enable the Company and you to satisfy obligations for the payment of the minimum required withholding obligations relating to any Award.
     11.     Compliance with Securities Laws.   An Award, as provided in Section 8(e) of the Plan, may not be exercised, and no shares of Common Stock may be issued in connection with an Award, unless (i) the issuance of such shares have been registered under the Securities Act of 1933, as amended, and qualified under applicable state “blue sky” laws, or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available and (ii) the issuance of such shares complies with any other applicable securities laws.
     12.     Resale Limitations.   An Award may be subject to limitations on resale pursuant to Rule 144 of the Securities Act of 1933, as amended. Individual resales may be subject to, without limitation, any of the following limitations: (i) holding period (e.g., the holder may be prohibited from reselling Restricted Shares until such shares have been beneficially owned for a prescribed period of time); (ii) location of sales (e.g., resales may be confined to residents of a particular geographical area); (iii) manner of sale (e.g., a would-be-seller may be required to resell in brokers’ transactions or other arrangements); or (iv) volume (e.g., holders may be subject to quantitive limits that restrict the amount of securities that are eligible for resale within a fixed period of time).
     13.     Recapitalization or Reorganization.   The Company and the stockholders of the Company, as provided in Section 9 of the Plan, have the right and power to make or authorize any adjustment, recapitalization, reorganization and other changes to the Company’s capital structure or its business, including changes which affect shares of Common Stock.

     14.     Entire Agreement; Counterparts.   The Grant Documents set forth the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof. This Award Document may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the convenience of reference and shall not affect the meaning of any of the provisions of this Award Document.
     15.     Governing Law.   This Award Document shall be subject to, and construed in accordance with, the laws of the State of Delaware.
     To confirm your acceptance of the Award, please sign where indicated below on the enclosed copy of this Award Document and return the signed copy to the Company (together with the signed escrow agreement and stock powers) to the attention of the General Counsel of the Company. By signing and delivering that copy, you are acknowledging receipt of a copy of the Plan, acknowledging that you are bound by all of the terms of the Grant Documents, and indicating your acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee. In addition, we recommend that you retain a copy of the Grant Documents for your files.

Yours truly, ODYSSEY RE HOLDINGS CORP.
By:
	Name:	Donald L. Smith
	Title:	Senior Vice President, General Counsel and Corporate Secretary

I have read, understand, and agree to be bound by the Grant Documents.

Signature:

Address: